WAIVER AND FIRST  AMENDMENT  dated as of February  20, 2001 (this
               "Amendment"), among STILWELL FINANCIAL INC., a Delaware corporation ("Stilwell" or a "Borrower"), JANUS CAPITAL CORPORATION, a Colorado corporation ("Janus" or a "Borrower," and together with Stilwell, the "Borrowers"), the lenders party hereto (the "Lenders"), CITIBANK, N.A., as Administrative Agent for the Lenders (in such capacity, the "Agent") and as Swingline Lender.


     A. Reference is made to the Credit Agreement dated as of December 7, 2000 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Borrowers, the Lenders party thereto, Wells Fargo Bank West, N.A., as Documentation Agent for the Lenders, The Chase Manhattan Bank, as Syndication Agent for the Lenders and the Agent. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Credit Agreement.

     B. Stilwell has requested the Lenders to waive compliance with Section 6.01 of the Credit Agreement in order to permit Stilwell to issue up to $690 million of Liquid Yield Option Notes due 2031 (the "LYONs") for the purpose of funding the purchase of certain shares of Janus' common stock.

     C. In consideration for the Lenders' agreement to such waiver, and as a condition thereto, the Borrowers are willing to amend certain provisions of the Credit Agreement as set forth herein.

     D. The Lenders are willing to agree to Stilwell's request for such waiver on the terms and subject to the conditions of this Amendment.

     Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

     SECTION 1. Amendments to Article I of the Credit Agreement. Article I of the Credit Agreement is hereby amended by:

          (a) adding in the proper alphabetical order the following new definitions:

          "'Liquid Assets' shall mean cash, cash equivalents and other readily marketable securities, the value of which shall be deemed to be the amount of cash which would be realized upon prompt liquidation of such securities as reasonably determined by Stilwell.

          `LYONs' shall mean those certain Liquid Yield Option Notes due 2031 to be issued by Stilwell under the Indenture dated February 2001."

          (b) deleting the period after the definition of "Change of Control" and adding the following new clause:

          "or (iii) a "change of control" in the indenture under which the LYONs are issued shall occur."

     SECTION 2. Amendment to Article V of the Credit Agreement. Article V of the Credit Agreement is hereby amended by adding the following new Section 5.08:

          "SECTION 5.08. Unencumbered Liquidity. Stilwell and its Consolidated Subsidiaries shall at all times maintain Liquid Assets having an aggregate fair market value greater than or equal to the sum of the issue price plus all accrued original issue discount at such time of all outstanding LYONs."

     SECTION 3. Amendment to Exhibit D to the Credit Agreement Exhibit D to the Credit Agreement is hereby amended by adding to the certification in paragraph 3 thereof after the word "including" a reference to "Section 5.08".

     SECTION 4.  Correction to Schedule 3.07 to the Credit  Agreement.  Schedule
3.07 to the Credit Agreement is hereby corrected to indicate that the direct owner of DST Systems, Inc. is Stilwell Management, Inc., a wholly-owned subsidiary of Stilwell. Upon the effectiveness of this Amendment, the parties agree that such correction shall be effective as of the date of the Credit Agreement and no breach of any representation or warranty under the Credit Agreement shall be deemed to have occurred as a result of the inadvertent misidentification of the direct owner of DST Systems, Inc. on Schedule 3.07 prior to the date hereof.

     SECTION 5. Waiver. Subject to and upon the effectiveness of this Amendment, the Lenders hereby waive Stilwell's compliance with Section 6.01 of the Credit Agreement solely in order to permit Stilwell to issue LYONs with an aggregate gross issue price of up to $690 million and as accretion of original issue discount to principal at a rate to be determined at the time of pricing, provided that the LYONs are issued by Stilwell on the other terms and conditions set forth on Exhibit A to this Amendment and that prior to such issuance and after giving effect thereto (after taking this Waiver into account), no Default or Event of Default shall exist.

     SECTION 6. Representations, Warranties and Agreements. Each Borrower hereby represents and warrants to and agrees with each Lender and the Agent that:

          (a) The  representations  and warranties of each Borrower set forth in
     Article III of the Credit Agreement are true and correct in all material respects with the same effect as if made on the Amendment Effective Date (as defined below), except to the extent such representations and warranties expressly relate to an earlier date.

          (b) Such Borrower has the requisite power and authority to execute, deliver and perform its obligations under this Amendment and to perform its obligations under the Credit Agreement as amended by this Amendment.

          (c) The execution, delivery and performance by each Borrower of this Amendment and the performance by each Borrower of the Credit Agreement, as amended by this Amendment, (i) have been duly authorized by all requisite action and (ii) will not (A) violate (x) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of either

     Borrower, (y) any order of any Governmental Authority or (z) any provision of any indenture, agreement or other instrument to which either Borrower is a party or by which either of them or any of their property is or may be bound, (B) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement for borrowed money or other agreement or instrument or
     (C) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired either Borrower.

          (d) This Amendment has been duly executed and delivered by each Borrower. Each of this Amendment and the Credit Agreement, as amended by this Amendment, constitutes a legal, valid and binding obligation of each Borrower, enforceable against each Borrower in accordance with its terms, except as enforceability may be limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and (ii) general principals of equity,

          (e) As of the Amendment Effective Date, no Event of Default or Default has occurred and is continuing.

     SECTION  7.  Conditions  to  Effectiveness.  This  Amendment  shall  become
effective    on   the    date   of   the    satisfaction    in   full   of   the
following  conditions  precedent  (the  "Amendment Effective Date"):

          (a) The Agent shall have received duly executed counterparts hereof which, when taken together, bear the authorized signatures of each Borrower, the Agent and the Required Lenders.

          (b) All legal matters incident to this Amendment shall be satisfactory to the Required Lenders, the Agent and Cravath, Swaine & Moore, counsel for the Agent.

          (c) The Agent shall have received such other documents, instruments and certificates as it or its counsel shall reasonably request.

     SECTION 8. Credit Agreement. Except as specifically stated herein, the Credit Agreement shall continue in full force and effect in accordance with the provisions thereof. As used therein, the terms "Agreement," "herein," "hereunder," "hereto," "hereof" and words of similar import shall, unless the context otherwise requires, refer to the Credit Agreement as modified hereby. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or any Lender under the Credit Agreement nor constitute a waiver of any provision of the Credit Agreement except as specifically set forth in Section 5 hereof and relates only to the specific transaction described therein.

     SECTION 9. Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

     SECTION 10. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original but all of which, when taken together, shall constitute but one instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

     SECTION 11. Expenses. Stilwell agrees to reimburse the Agent for its out-of-pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore, counsel for the Agent.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.



                          STILWELL FINANCIAL INC.,



                          by:  /s/ Anthony P. McCarthy
                              -------------------------------------------------
                              Name:    Anthony P. McCarthy
                              Title:   Vice President


                          JANUS CAPITAL CORPORATION,


                          by:  /s/  Thomas A. Early
                              --------------------------------------------------
                              Name:    Thomas A. Early
                              Title:   Vice President and General Counsel


                          CITIBANK, N.A., individually and as Administrative Agent and as Swingline Lender,


                          by:  /s/  Matthew Nicholls
                              --------------------------------------------------
                              Name:    Matthew Nicholls
                              Title:   Vice President


                          WELLS FARGO BANK WEST, N.A., individually and as Documentation Agent,


                          by:  /s/ Gary D. Watkins
                              -------------------------------------------------
                              Name:    Gary D. Watkins /s/
                              Title:   Vice President



                          THE CHASE MANHATTAN BANK, individually
                          and as Syndication Agent,


                          by:   /s/    Robert A. Krasnow
                              --------------------------------------------------
                              Name:    Robert A. Krasnow
                              Title:   Vice President


                          BANK OF AMERICA, N.A.,


                          by:
                              --------------------------------------------------
                              Name:
                              Title:


                          THE GOVERNOR AND COMPANY OF THE
                          BANK OF IRELAND,


                          by:   /s/    Padraig M. Rushe
                              --------------------------------------------------
                              Name:    Padraig M. Rushe
                              Title:   Authorised signatory


                          by:   /s/    Louise Molloy
                              --------------------------------------------------
                              Name:    Louise Molloy
                              Title:   Authorised signatory


                          BANK OF NEW YORK,


                          by:   /s/   Scott H. Buitekant
                              --------------------------------------------------
                              Name:    Scott H. Buitekant
                              Title:   Vice President


                          CREDIT SUISSE FIRST BOSTON,


                          by:
                              --------------------------------------------------
                              Name:
                              Title:


                          by:
                              --------------------------------------------------
                              Name:
                              Title:

                          FIRSTAR BANK N.A.,


                          by:    /s/  Barry P. Sullivan
                               -------------------------------------------------
                               Name:   Barry P. Sullivan
                               Title:  Vice President


                          FLEET NATIONAL BANK,


                          by:
                               -------------------------------------------------
                               Name:
                               Title:


                          HSBC,


                          by:
                               -------------------------------------------------
                               Name:
                               Title:


                          THE ROYAL BANK OF SCOTLAND plc,


                          by:   /s/  Clark McGinn
                               -------------------------------------------------
                               Name:   Clark McGinn
                               Title:  Senior Vice President


                          STATE STREET BANK AND TRUST COMPANY,


                          by:   /s/  John A. Stankard
                               -------------------------------------------------
                               Name:   John A. Stankard
                               Title:  Vice President


                          UMB, N.A.,


                          by:   /s/  Terry Dierks
                               -------------------------------------------------
                               Name:   Terry Dierks
                               Title:  Vice President

--------------------------------------------------------------------------------

                                    EXHIBIT A

                                  The Offering
LYONs...............
                    $ aggregate principal amount --------- at maturity

                    ($ aggregate principal amount --------- at maturity if Merrill Lynch exercises its over-allotment option in full) of LYONs due February , 2031. We will not pay interest on the LYONs prior to maturity unless contingent interest becomes payable. Each LYON will be issued at a price of $------ per LYON and a principal amount of $1,000.

Maturity of LYONs...
                    February ___, 2031.

Yield to Maturity
 of LYONs...........
                    % per year, computed on a semiannual --- bond equivalent basis, calculated from February , 2001, excluding any -- contingent interest.

Conversion Rights...
                    For each LYON surrendered for conversion, a holder will receive shares of common stock. The conversion rate will be adjusted for certain reasons specified in the indenture, but will not be adjusted for accrued original issue discount. Upon conversion, a holder will not receive any cash payment representing accrued original issue discount. Instead, accrued original issue discount will be deemed paid by the shares of common stock received by the holder on conversion.

                    Holders may surrender LYONs for conversion into shares of common stock in any calendar quarter commencing after March 31, 2001, if, as of the last day of the preceding calendar quarter, the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding calendar quarter is more than a specified percentage, beginning at 135% and declining 0.2083% per quarter thereafter, of the accreted conversion price per share of common stock on the last trading day of such preceding calendar quarter. The accreted conversion price per share as of any day will equal the issue price of a LYON plus the accrued original issue discount to that day, divided by the number of shares of common stock issuable upon a conversion of a LYON on that day.

                    On the date the LYONs are originally issued, the LYONs will not have a credit rating assigned to them. After the date on which either Moody's or Standard & Poor's assigns an initial credit rating to the LYONs, holders may also surrender a LYON for conversion during any period in which the credit rating assigned to the LYONs by either Moody's or Standard & Poor's is more than three rating subcategories below the initial credit rating assigned to the LYONs.

                    LYONs or portions of LYONs in integral multiples of $1,000 principal amount at maturity that have been called for redemption may be surrendered for conversion until the close of business on the second business day prior to the redemption date. In addition, if we make a significant distribution to our stockholders or if we are a party to certain consolidations, mergers or binding share exchanges, LYONs may be surrendered for conversion. The ability to surrender LYONs for conversion for any reason will expire at the close of business on February ---- , 2031.

Ranking.............
                    The LYONs will be unsecured and unsubordinated obligations and will rank equal in right of payment to all our existing and future unsecured and unsubordinated indebtedness. However, the LYONs will be effectively subordinated to all existing and future obligations of our subsidiaries, including Janus.

Original Issue
 Discount...........
                    We are offering our LYONs at an issue price significantly below the principal amount at maturity of the LYONs. This original issue discount will accrue daily at a rate of ---% per year beginning on the date of issuance of such LYON, calculated on a semi-annual bond equivalent basis, using a 360-day year comprised of twelve 30-day months. The accrual of imputed interest income on the LYONs, as calculated for United States federal income tax purposes, also referred herein to as tax original issue discount, is expected to exceed the accrued original issue discount.

Contingent
 Interest...........
                    We will pay contingent interest to the holders of LYONs during any six-month period from February --- to August --- , 2006, if the average market price of a LYON for the five trading days ending on the second trading day immediately preceding the relevant six-month period equals 120% or more of the sum of the issue price and accrued original issue discount for such LYON to the day immediately preceding the relevant six-month period.

                    The amount of contingent interest payable per LYON in respect of any quarterly period within a six-month period in which contingent interest is payable will equal the greater of (a) the amount of regular cash dividends paid by us per share on our common stock during that quarterly period multiplied by the number of shares of common stock issuable upon conversion of a LYON or (b) 0.0625% of such average market price of a LYON for the five trading day period referred to above, except that if we have declare a dividend for which the record date falls prior to the first day of a six-month period but the payment date falls within such six-month period, then the five trading day period for determining the average market price of a LYON to calculate the amount of contingent interest will be the five trading days ending on the second trading day immediately preceding such record date.

                    Contingent interest, if any, will accrue and be payable to holders of LYONs as of the record date for the related common stock dividend or, if no cash dividend is paid by us during a quarter within the relevant six-month period, to holders of LYONs as of the fifteenth day preceding the last day of the relevant six-month period. Such payments will be paid on the payment date of the related common stock dividend or, if no cash dividend is paid by us during a quarter within the relevant six-month period, on the last day of the relevant six-month period. The original issue discount will continue to accrue at the yield to maturity whether or not contingent interest is paid.

Contingent
 Rating.............
                    After the issuance of the LYONs, we will endeavor to obtain the Required Credit Rating for the LYONs from Moody's or Standard & Poor's. The Required Credit Rating means a rating that is equal to or higher than Baa2 by Moody's or BBB by Standard & Poor's. If we fail to obtain such a rating within 150 days after the issuance of the LYONs, then we will pay interest in cash to the holders of the LYONs at the rate of 0.50% of the original issue price of the LYONs per annum, payable semiannually on the last day of each six-month period, commencing with the six month period ending August --, 2001. Such interest, if any, will be payable to the holders of LYONs as of the fifteenth day preceding the last day of the relevant six-month period.

Tax Original Issue
 Discount...........
                    The LYONs will be debt instruments subject to the contingent payment debt regulations. Imputed interest, also referred to herein as tax original issue discount, will accrue at a rate currently estimated at 7.61% per year, computed on a semiannual  bond  equivalent  basis,  which  represents  the assumed yield on our noncontingent, nonconvertible, fixed-rate debt with terms otherwise similar to the LYONs. The rate at which the tax original issue discount will accrue for United States federal income tax purposes will exceed the stated yield of ---% for the accrued original issue discount.

Sinking Fund........
                    None.

Redemption of LYONs
 at the Option of
 Stilwell...........
                    We may redeem all or a portion of the LYONs for cash at any time on or after February __, 2006, at the redemption prices set forth in the Indenture.

Purchase of LYONs
 by Stilwell at
 the Option of the
 Holder.............
                    Holders may require us to purchase all or a portion of their
                    LYONs:

                           on February --,. 2002 at a price of $--- per LYON;

                           on February --,. 2004 at a price of $--- per LYON;

                           on February --,. 2006 at a price of $--- per LYON;

                           on February --,. 2011 at a price of $--- per LYON;

                           on February --,. 2016 at a price of $--- per LYON;

                           on February --,. 2021 at a price of $--- per LYON;

                           on February --,. 2026 at a price of $--- per LYON;

                    We may choose to pay the purchase price in cash, shares of common stock or a combination of cash and shares of common stock.

Change in Control...
                    Upon a change in control of Stilwell occurring on or before February --, 2006, each holder may require us to purchase all or a portion of such holder's LYONs for cash at a price equal to the issue price of such LYONs plus accrued original issue discount to the date of purchase. Under the Indenture, a "change in control" of Stilwell is deemed to have occurred at such time as:

                    o any person, including its affiliates and associates, other than us, our subsidiaries or our or their employee benefit plans, files a Schedule 13D or Schedule TO (or any successor schedule, form or report under the Exchange Act) disclosing that such person has become the beneficial owner of 50% or more of the voting power of Stilwell's common stock is reclassified or changed, with certain exceptions; or

                    o there shall be consummated any share exchange, consolidation or merger of Stilwell pursuant to which Stilwell's common stock would be converted into cash, securities or other property, in each case other than a share exchange, consolidation or merger of Stilwell in which the holders of our common stock immediately prior to the share exchange, consolidation or merger have, directly or indirectly, continue to hold at least a majority of the total voting power in the aggregate of all classes of capital stock of the continuing or surviving corporation immediately after the share exchange, consolidation or merger.

Optional Conversion
 to Semiannual Coupon
 Notes Upon Tax
 Event..............
                    From and after the occurrence of a Tax Event, as described in Indenture, at the option of Stilwell, interest instead of future original issue discount shall accrue on each LYON from the option exercise date at -----% per year on the restated principal amount and shall be payable semiannually on each interest payment date to holders of record at the close of business on cash regular record date immediately preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months and will accrue from the most recent date to which interest has been paid or, if no interest has been paid, the option exercise date. In such event, the redemption price, purchase price and change in control purchase price shall be adjusted, and no future contingent interest will be paid on the LYONS other than interest payable as a result of a failure to obtain the Required Credit Rating for the LYONs or to timely file or make effective a shelf registration statement. However, there will be no changes in the holder's conversion rights.

Events of Default...
                    If there is an event of default on the LYONs, the issue price of the LYONs plus the accrued original issue discount may be declared immediately due and payable. These amounts automatically become due and payable in the case of our bankruptcy or insolvency. Events of Default include non-payment, failure to comply with agreements under the Indenture for 60 days after notice, the non-payment or acceleration of other indebtedness in excess of $10,000,000, or bankruptcy, insolvency or similar proceedings are
                    commenced      by     or     against      us.

Use of Proceeds.....
                    The net proceeds of this offering will be used to purchase a total of ------ shares of Janus common stock, of which 600,000 shares are being sold by Thomas H. Bailey to us pursuant to his put rights under the Janus Stock Purchase Agreement and the remaining shares are being sold by certain other minority stockholders of Janus pursuant to their put rights under their respective stock purchase agreements. The total purchase price for these ----- shares of Janus common stock will be approximately $------- million. After the purchase of these shares, we may use any remaining net proceeds of this offering for general corporate purposes, including acquisitions.

DTC Eligibility.....
                    The LYONs will be issued in book-entry form and will be represented by one or more permanent global certificates deposited with a custodian for and registered in the name of a nominee of DTC in New York, New York. Beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Transfer
 Restrictions.......
                    The LYONs and the common stock issuable upon conversion of the LYONs have not been registered under the Securities Act or any state securities law. Unless they are registered, the LYONs and such common stock may not be offered or sold except pursuant to an exemption from or in transaction not subject to the registration requirements of the Securities Act and applicable state laws.

Registration
 Rights.............
                    We will, for the benefit of holders, file with the SEC as soon as practicable, but in any event within 90 days after the date of the original issuance of the LYONs, a shelf registration statement covering resales of the LYONs and the shares of common stock issuable upon conversion of the LYONs. We will use reasonable efforts to cause the shelf registration statement to become effective as promptly as practicable after filing, but in any event within 210 days after the date of original issuance of the LYONs, and keep such shelf registration statement effective until the earlier of (i) the sale pursuant to the shelf registration statement of all the LYONs and the shares of common stock issuable upon conversion of the LYONs and (ii) the expiration of the holding period applicable to such securities held b y our non-affiliates under Rule 144(k) of the Securities Act, or any successor provision, subject to certain permitted exceptions.

Trading.............
                    The LYONs will not be listed on any securities exchange or included in any automated quotation system.